Exhibit 99.4

FORTIVE CORPORATION

Offer to Exchange

All Shares of Common Stock of

STEVENS HOLDING COMPANY, INC.

which are owned by Fortive Corporation and

will be converted into the right to receive Shares of Common Stock of Altra Industrial Motion Corp. for

Shares of Common Stock of Fortive Corporation

Pursuant to the Prospectus, dated August 28, 2018

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2018, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF FORTIVE COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

August 28, 2018

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Fortive Corporation (“Fortive”) is offering, upon the terms and subject to the conditions set forth in the enclosed prospectus, dated August 28, 2018 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all shares of common stock (“Newco common stock”) of Stevens Holding Company, Inc. (“Newco”) that are owned by Fortive, for shares of common stock of Fortive (“Fortive common stock”) that are validly tendered and not properly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold shares of Fortive common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, Fortive is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Fortive, Newco, Altra, the exchange offer agent, the transfer agent or the information agent for purposes of the exchange offer.

Fortive’s obligation to exchange shares of Newco common stock for shares of Fortive common stock is subject to certain conditions, as described in the Prospectus, which you should review in detail.

For your information and for forwarding to your clients for whom you hold shares of Fortive common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	the Prospectus, dated August 28, 2018;

2.	a Letter of Transmittal for validly tendering shares of Fortive common stock, including instructions therefore and including a Certification of Taxpayer Identification Number on IRS Form W-9;

3.

a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the Fortive common stock and other required documents cannot be delivered to the exchange offer agent by the expiration of the exchange offer;

4.	the Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9 included in the Letter of Transmittal;

5.	IRS Form W-8BEN for non-U.S. Taxpayers;

6.

a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of Fortive common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

7.	a form of Notice of Withdrawal for use in withdrawing shares of Fortive common stock previously tendered in the exchange offer; and

8.	a return envelope addressed to the exchange offer agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON SEPTEMBER 26, 2018, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of Fortive common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date of the exchange offer and, unless Fortive has previously accepted such shares pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer. Once Fortive accepts Fortive common stock pursuant to this exchange offer, your tender is irrevocable.

Fortive will not pay any fees or commission to any broker, dealer or other person (other than to the information agent or the exchange offer agent for soliciting tenders of Fortive common stock pursuant to the terms of the exchange offer). Fortive will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The exchange of shares of Fortive common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange offer agent of (a)(i) certificates representing all physically tendered shares of Fortive common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of Fortive common stock in the exchange offer agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for Fortive common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Additional copies of the enclosed materials may be obtained by contacting the information agent, D.F. King & Co., Inc. at (800) 515-4479. You may also contact the information agent at one of the telephone numbers set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

D.F. King & Co.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FORTIVE, NEWCO, ALTRA, THE EXCHANGE OFFER AGENT, THE INFORMATION AGENT, THE TRANSFER AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.

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